Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2019 (except for the effects of discontinued operations, as discussed in Note 17, as to which the date is February 19, 2020), with respect to the consolidated financial statements included in this Current Report on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of NGL Energy Partners LP on Forms S-3 (File No. 333-194035, File No. 333-214479, File No. 333-216079, and File No. 333-235736), on Form S-4 (File No. 333-235869), and on Forms S-8 (File No. 333-227201 and File No. 333-234153).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
February 19, 2020